Hudson Pacific Properties Reports First Quarter 2018 Financial Results

556,000 Square Feet of Leases Executed at 35% GAAP and 16% Cash Rent Growth

Los Angeles, CA, May 3, 2018—Hudson Pacific Properties, Inc. (“the Company,” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the first quarter ended March 31, 2018.

First Quarter Highlights

•	Net income attributable to common stockholders of $48.6 million, or $0.31 per diluted share, compared to net income of $20.5 million, or $0.14 per diluted share, a year ago;

•	Funds From Operations (FFO), excluding specified items, of $70.0 million, or $0.45 per diluted share, compared to $71.9 million, or $0.48 per diluted share, a year ago;

•
Executed 556,256 square feet of leases with GAAP and cash rent growth of 34.9% and 15.7%, respectively, including an early renewal with InvenSense, Inc. for 138,942 square feet at Concourse in North San Jose;

•	Formed a joint venture with Macerich to redevelop Westside Pavilion into 500,000 square feet of creative office space, with 100,000 square feet of existing entertainment and retail space;

•	Sold office properties along the San Francisco Peninsula for an aggregate of $241.0 million before credits, prorations and closing costs;

•	Recast the Company’s unsecured credit facilities to provide for additional availability and term and lower interest rates; and

•	Declared and paid a quarterly dividend of $0.25 per share on common stock.

“We had a strong first quarter that included significant leasing, strategic sales and some exciting redevelopment activity,” said Victor Coleman, Hudson Pacific Properties’ Chairman and CEO. “We executed 55 new and renewal leases totaling more than 556,000 square feet, including two major renewals. We also took advantage of strong market conditions along the San Francisco Peninsula to sell more than $240 million of non-strategic office assets in those markets. We are recycling that capital into selective opportunities, beginning with redevelopment of the Westside Pavilion shopping mall in West Los Angeles into a one-of-a-kind creative office campus.”

Coleman continued, “We recast our unsecured credit facilities to ensure we remain flexible and optimally positioned to perform in any economic climate, increasing our debt availability and term, while lowering our interest rates. Subsequent to the quarter, we continued to re-balance and enhance the quality of our portfolio by closing the sale of 9300 Wilshire in Beverly Hills, and renewing and expanding one of our 15 largest tenants, Nutanix in San Jose. As we look to the remainder of the year, we remain laser-focused on addressing our 824,000 square feet of 2018 expirations, which we currently hold at an average of 22% below market, and tackling the larger vacancies in our portfolio, including both delivered and under construction development and redevelopment projects.”

Financial Results

The Company reported net income attributable to common stockholders of $48.6 million, or $0.31 per diluted share, for the three months ended March 31, 2018, compared to net income attributable to common stockholders of $20.5 million, or $0.14 per diluted share, for the three months ended March 31, 2017.

FFO, excluding specified items, for the three months ended March 31, 2018 totaled $70.0 million, or $0.45 per diluted share, compared to FFO, excluding specified items, of $71.9 million, or $0.48 per diluted share, a year ago. Specified items for the first quarter of 2018 consisted of transaction-related expenses of $0.1 million, or $0.00 per diluted share, and one-time debt extinguishment costs of $0.4 million, or $0.00 per diluted share, with no specified items for the first quarter of 2017.

FFO, including specified items, for the three months ended March 31, 2018 totaled $69.5 million, or $0.44 per diluted share, compared to $71.9 million, or $0.48 per diluted share, a year ago.

Consolidated Operating Results for the Three Months Ended March 31, 2018

Total revenue during the first quarter increased 3.5% to $174.1 million from $168.3 million for the same quarter a year ago. Total operating expenses decreased 0.5% to $139.0 million from $139.8 million for the same quarter a year ago. As a result, income from operations increased 23.1% to $35.1 million from $28.5 million for the same quarter a year ago. The primary reasons for the changes in total revenue and operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the first quarter decreased 6.5% to $20.5 million from $21.9 million for the same quarter a year ago. The Company had $2.3 billion and $2.4 billion of notes payable at March 31, 2018 and March 31, 2017, respectively.

The Company had $37.7 million of gains on sale associated with the sales of Embarcadero Place, Building 6 of Peninsula Office Park and 2180 Sand Hill during the first quarter of 2018 compared to $16.9 million of gains on sale associated with the dispositions of 222 Kearny and 3402 Pico during the first quarter of 2017.

The Company also had $0.4 million of one-time debt extinguishment costs and $0.1 million of transaction-related expenses associated with pursuing potential investments, with no comparable expenses during the first quarter of 2017.

Segment Operating Results for the Three Months Ended March 31, 2018

Office Properties

Total revenue at the Company’s office properties decreased 0.2% to $156.5 million from $156.8 million for the same quarter a year ago. The decrease was primarily the result of a $3.4 million decrease in rental revenue to $130.1 million and a $0.4 million decrease in parking and other revenue to $5.5 million, partially offset by a $3.5 million increase in tenant recoveries to $20.9 million. The decrease in rental revenue and parking and other revenue largely resulted from the Cisco and Robert Bosch lease terminations at Campus Center and Foothill Research Center, respectively, as well as the sales of 222 Kearny (sold February 14, 2017), Pinnacle I and Pinnacle II (sold November 16, 2017), Embarcadero Place (sold January 25, 2018) and 2180 Sand Hill (sold March 1, 2018). The increase in tenant recoveries is largely due to Netflix’s lease commencement at ICON, WeWork’s lease commencements at Hill7 and Rincon Center’s prior year property tax adjustment.

Office property operating expenses increased 11.0% to $53.2 million from $48.0 million for the same quarter a year ago. The increase primarily resulted from Rincon Center’s prior year property tax adjustment, an increase in ground rent expense at 3400 Hillview and occupancy increases at various properties throughout the portfolio, partially offset by the aforementioned Cisco termination and asset sales.

Net operating income with respect to the Company’s 29 same-store office properties for the first quarter increased 1.1% on a GAAP basis and 5.8% on a cash basis.

At March 31, 2018, the Company’s stabilized and in-service office portfolio was 94.4% and 89.7% leased, respectively. During the quarter, the Company executed 55 new and renewal leases totaling 556,256 square feet.

Studio Properties

Total revenue at the Company’s studio properties increased 53.3% to $17.6 million from $11.5 million for the same quarter a year ago, largely due to a $3.7 million increase in rental revenue to $10.4 million and a $2.4 million increase in other property-related revenue to $6.4 million. The increase in rental and other property-related revenue largely resulted from the acquisition of Sunset Las Palmas Studios (purchased in May 2017), as well as higher rental and other property-related revenue at the Company’s same-store studio properties. Total studio operating expenses increased 33.3% to $9.7 million from $7.3 million for the same quarter a year ago, largely due to the Sunset Las Palmas Studios acquisition.

As of March 31, 2018, the trailing 12-month occupancy for the Company’s same-store studio portfolio decreased to 90.2% from 90.3% for the period ended March 31, 2017.

Balance Sheet

At March 31, 2018, the Company had total assets of $6.4 billion, including unrestricted cash and cash equivalents of $64.1 million. At March 31, 2018, the Company had $580.0 million of undrawn total capacity under its unsecured revolving credit facility.

Major Leasing

Executed Significant Leases Throughout Portfolio

InvenSense, Inc., a TDK Group Company and leading provider of micro-electro-mechanical systems (MEMS) sensor platforms, renewed its lease for 138,942 square feet through April 2025 at Concourse in North San Jose.

Trailer Park, a leading full-service agency specializing in content creation and entertainment marketing, renewed its 91,076-square-foot lease through December 2028 at 6922 Hollywood in Los Angeles.

The Santa Clara Valley Transportation Authority signed a 41,126-square-foot lease through February 2027 at Gateway in North San Jose, in part backfilling the former Haynes and Boone, LLP space.

Orbital Insight, a geospatial analytics company, signed a 40,827-square-foot lease through April 2025 at Palo Alto Square in Palo Alto.

Lyft signed a 24,612-square-foot lease through July 2025 at 83 King in Seattle, backfilling a portion of the former Capital One space.

Acquisitions

Formed Joint Venture to Acquire & Redevelop Westside Pavilion

On March 1, 2018, the Company entered into a joint venture with Macerich to redevelop Westside Pavilion, a shopping mall in West Los Angeles, into approximately 500,000 square feet of state-of-the-art creative office space, with approximately 100,000 square feet of existing entertainment and retail space. The joint venture is held 75% by the Company and 25% by Macerich, with the Company serving as the managing member and developer. The Company estimates total project costs, including the $190.0 million asset value at contribution, in the range of $425-475 million, with each partner contributing their pro rata share. Construction is expected to be completed by mid-2021.

Dispositions

Sold San Francisco Peninsula Office Properties
On January 25, 2018, the Company sold Embarcadero Place, a 197,402-square-foot office campus in Palo Alto, for $136.0 million, before credits, prorations and closing costs. Sale represents a 16% premium to the Company’s GAAP basis and 24% premium to its originally allocated purchase price.

On January 31, 2018, the Company sold the 63,050-square-foot Building 6 of Peninsula Office Park in San Mateo for $22.5 million, before credits, prorations and closing costs. The sale represents a 6% premium to the Company’s GAAP basis and 12% premium to its originally allocated purchase price.

On March 1, 2018, the Company sold 2180 Sand Hill, a 45,613-square-foot office property in Menlo Park, for $82.5 million, before credits, prorations and closing costs. The sale represents a 35% premium to the Company’s GAAP basis and 39% premium to its originally allocated purchase price.

Financings

Effective March 13, 2018, the Company amended and restated its unsecured credit facilities.

The Company’s unsecured revolving credit facility has been increased from $400.0 to $600.0 million, and the term was extended to March 13, 2022 (with an option to extend for one additional year). The revolving credit facility’s interest rate was reduced to either LIBOR plus 105 to 150 basis points per annum, or a specified base rate plus 10 to 50 basis points per annum, depending on the Company’s leverage ratio.

The interest rate for the Company’s $300.0 million term loan maturing April 1, 2020 (“Term Loan A”), $350.0 million term loan maturing April 1, 2022 (“Term Loan B”), and $125.0 million term loan maturing November 17, 2022 (“Term Loan D”), was reduced to either LIBOR plus 120 to 170 basis points per annum, or a specified base rate plus 20 to 70 basis points per annum, depending on the Company’s leverage ratio.

The Company now also has the right to extend Term Loan A’s maturity date for up to two additional one-year periods.

If the Company maintains a credit rating for its senior unsecured long-term indebtedness, it may make an irrevocable election to adjust the interest rates for the revolving credit facility and Term Loans A, B and D. The rate for the revolving credit facility could be made equal to either LIBOR plus 82.5 to 155 basis points per annum, or the specified base rate plus zero to 55 basis points per annum, depending on the Company’s credit rating. The rate for Term Loans A, B and D could be made equal to either LIBOR plus 90 to 175 basis points per annum, or the specified base rate plus zero to 75 basis points per annum, depending on the Company’s credit rating. The Company has not made this credit rating election.

The Company continues to pay interest on its $75.0 million term loan maturing November 17, 2020 (“Term Loan C”) at a rate equal to either LIBOR plus 130 to 220 basis points per annum, or a specified base rate plus 30 to 120 basis points per annum, depending on the Company’s leverage ratio. If the Company maintains a credit rating for its senior unsecured long-term indebtedness, it may make an irrevocable election to change Term Loan C’s interest rate to either LIBOR plus 90 to 185 basis points per annum, or the specified base rate plus zero to 85 basis points per annum, depending on the Company’s credit rating. The Company has not made this credit rating election.

Note the amended and restated unsecured credit facilities include certain limitations on dividend payouts and distributions, and other customary affirmative and negative covenants, substantially the same as those in the prior credit agreement.

Dividend

Paid Common Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.25 per share for the first quarter of 2018, equivalent to an annual rate of $1.00 per share. The dividends were paid on March 29, 2018 to stockholders of record on March 19, 2018.

Activities Subsequent to March 31, 2018

Renewed & Expanded Top 15 Tenant

In North San Jose, cloud computing and software company Nutanix renewed its 212,600-square-foot lease at 1740 Technology and Metro Plaza through May 2024, and signed two new, co-terminus leases for an additional 21,379 square feet at 1740 Technology and 58,714 square feet at Concourse.

Sold Beverly Hills Office Property

The Company sold 9300 Wilshire, a 61,422-square-foot office building in Beverly Hills, for $13.8 million, before credits, prorations and closing costs, representing a 19% premium to its GAAP basis.

2018 Outlook

The Company is reaffirming full-year 2018 FFO guidance in the range of $1.87 to $1.95 per diluted share, excluding specified items. Specified items for full-year 2018 FFO guidance consist of the transaction-related expenses of $0.1 million and write-off of original issuance costs (i.e., deferred financing costs) of $0.4 million associated with the recast of the Company’s unsecured revolving credit facility and 5-and 7-year term loan facilities, both of which were identified as excluded items in our first quarter 2018 FFO. The full-year 2018 FFO estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital markets activity or similar matters. There can be no assurance that the actual results will not differ materially from this estimate.
Below are some of the assumptions the Company used in providing this guidance (dollars in thousands):

	Full Year 2018
Metric	Low	High
Growth in Same-Store Office property cash NOI(1)(2)(3)	3.5%	4.5%
Growth in Same-Store Studio property cash NOI(1)(2)	5.5%	6.5%
GAAP non-cash revenue (straight-line rent and above/below-market rents)(4)	$50,000	$60,000
GAAP non-cash expense (above/below-market ground rent)	$(2,900)	$(2,900)
General and administrative expenses(5)	$(57,250)	$(62,250)
Interest expense, net(6)	$(79,250)	$(82,250)
FFO attributable to non-controlling interests	$(19,500)	$(23,500)
Weighted average common stock/units outstanding—diluted(7)	157,150,000	158,150,000

(1)
Same-store is defined as the 29 office properties or two studio properties, as applicable, owned and included in the Company’s stabilized portfolio as of January 1, 2017, and anticipated to still be owned and included in the stabilized portfolio through December 31, 2018.

(2)	Please see non-GAAP information below for definition of cash NOI.

(3)
This estimate excludes approximately $4.2 million of material one-time tenant improvement cost reimbursements received in 2017, which were likewise excluded from prior year (2017) guidance for purposes of same-store office property cash NOI growth estimates. Please see the Same-Store Analysis in the Company’s Fourth Quarter 2017 Supplemental Operating and Financial Information report for further detail regarding these reimbursements.

(4)	Includes non-cash straight-line rent associated with the studio properties.

(5)	Includes non-cash compensation expense, which the Company estimates at $17,500 in 2018.

(6)	Includes amortization of deferred financing costs and loan discounts, which the Company estimates at $6,000 in 2018.

(7)
Diluted shares represent ownership in the Company through shares of common stock, OP Units and other convertible or exchangeable instruments. The weighted average fully diluted common stock/units outstanding for 2018 includes an estimate for dilution impact of stock grants to the Company’s executives under its 2016, 2017 and 2018 outperformance programs, as well as performance-based awards under the Company’s special one-time retention award grants. This estimate is based on the projected award potential of such programs as of the end of such periods, as calculated in accordance with the Accounting Standards Codification 260, Earnings Per Share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under “2018 Outlook” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
Supplemental Information

Supplemental financial information regarding the Company’s first quarter 2018 results may be found in the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss first quarter 2018 financial results at 11:00 a.m. PT / 2:00 p.m. ET on May 3, 2018. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available. A replay will also be available beginning May 3, 2018 at 2:00 p.m. PT / 5:00 p.m. ET, through May 10, 2018 at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (844) 512-2921 and entering the passcode 13678355. International callers should dial (412) 317-6671 and enter the same passcode.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate Company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art studio properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, studio sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, or SEC, on February 16, 2018, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contact:

Laura Campbell
Vice President, Head of Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	March 31, 2018 (Unaudited)	December 31, 2017
ASSETS
Investment in real estate, at cost	$6,499,393	$6,423,441
Accumulated depreciation and amortization	(574,814)	(533,498)
Investment in real estate, net	5,924,579	5,889,943
Cash and cash equivalents	64,080	78,922
Restricted cash	10,900	22,358
Accounts receivable, net	5,945	4,363
Straight-line rent receivables, net	119,436	109,457
Deferred leasing costs and lease intangible assets, net	241,912	244,554
Prepaid expenses and other assets, net	69,735	61,138
Assets associated with real estate held for sale	11,704	211,335
TOTAL ASSETS	$6,448,291	$6,622,070

LIABILITIES AND EQUITY
Notes payable, net	$2,240,688	$2,421,380
Accounts payable and accrued liabilities	146,588	163,107
Lease intangible liabilities, net	45,651	49,930
Security deposits and prepaid rent	65,692	64,031
Derivative liabilities	—	265
Liabilities associated with real estate held for sale	630	2,216
TOTAL LIABILITIES	2,499,249	2,700,929
6.25% Series A cumulative redeemable preferred units of the operating partnership	10,177	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value, 490,000,000 authorized, 155,626,055 shares and 155,602,508 shares outstanding at March 31, 2018 and December 31, 2017, respectively	1,556	1,556
Additional paid-in capital	3,625,673	3,622,988
Accumulated other comprehensive income	22,936	13,227
Retained earnings	9,500	—
Total Hudson Pacific Properties, Inc. stockholders’ equity	3,659,665	3,637,771
Non-controlling interest—members in consolidated entities	263,556	258,602
Non-controlling interest—units in the operating partnership	15,644	14,591
TOTAL EQUITY	3,938,865	3,910,964
TOTAL LIABILITIES AND EQUITY	$6,448,291	$6,622,070

Hudson Pacific Properties, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except share data)

	Three Months Ended March 31,
	2018	2017
REVENUES
Office
Rental	$130,082	$133,516
Tenant recoveries	20,904	17,401
Parking and other	5,546	5,899
Total Office revenues	156,532	156,816
Studio
Rental	10,383	6,685
Tenant recoveries	354	665
Other property-related revenue	6,435	4,042
Other	414	77
Total Studio revenues	17,586	11,469
TOTAL REVENUES	174,118	168,285
OPERATING EXPENSES
Office operating expenses	53,240	47,954
Studio operating expenses	9,664	7,251
General and administrative	15,564	13,810
Depreciation and amortization	60,553	70,767
TOTAL OPERATING EXPENSES	139,021	139,782
INCOME FROM OPERATIONS	35,097	28,503
OTHER EXPENSE (INCOME)
Interest expense	20,503	21,930
Interest income	(9)	(30)
Unrealized gain on ineffective portion of derivatives	—	(6)
Transaction-related expenses	118	—
Other income	(404)	(678)
TOTAL OTHER EXPENSES	20,208	21,216
INCOME BEFORE GAINS ON SALE OF REAL ESTATE	14,889	7,287
Gains on sale of real estate	37,674	16,866
NET INCOME	52,563	24,153
Net income attributable to preferred stock and units	(159)	(159)
Net income attributable to participating securities	(327)	(240)
Net income attributable to non-controlling interest in consolidated entities	(3,323)	(3,037)
Net income attributable to non-controlling interest in the operating partnership	(177)	(202)
Net income attributable to Hudson Pacific Properties, Inc. common stockholders	$48,577	$20,515
Basic and diluted per share amounts:
Net income attributable to common stockholders—basic	$0.31	$0.14
Net income attributable to common stockholders—diluted	$0.31	$0.14
Weighted average shares of common stock outstanding—basic	155,626,055	147,950,594
Weighted average shares of common stock outstanding—diluted	156,714,822	149,950,346
Dividends declared per share	$0.25	$0.25

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Reconciliation of net income to Funds From Operations (“FFO”)(1):
Net income	$52,563	$24,153
Adjustments:
Depreciation and amortization of real estate assets	60,069	70,294
Gains on sale of real estate	(37,674)	(16,866)
FFO attributable to non-controlling interests	(5,331)	(5,507)
Net income attributable to preferred units	(159)	(159)
FFO to common stockholders and unitholders	69,468	71,915
Specified items impacting FFO:
Transaction-related expenses	118	—
One-time debt extinguishment costs	421	—
FFO (excluding specified items) to common stockholders and unitholders	$70,007	$71,915

Weighted average common stock/units outstanding—diluted	157,284	150,335
FFO per common stock/unit—diluted	$0.44	$0.48
FFO (excluding specified items) per common stock/unit—diluted	$0.45	$0.48
_________________

(1)
We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts. The White Paper defines FFO as net income or loss calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. We use FFO per share to calculate annual cash bonuses for certain employees.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

Hudson Pacific Properties, Inc.
Net Operating Income
(Unaudited, in thousands)

	Three Months Ended March 31,
	2018	2017
Reconciliation of net income to Net Operating Income (“NOI”)(1):
Net income	$52,563	$24,153
Adjustments:
Interest expense	20,503	21,930
Interest income	(9)	(30)
Unrealized gain on ineffective portion of derivative instruments	—	(6)
Transaction-related expenses	118	—
Other income	(404)	(678)
Gain on sale of real estate	(37,674)	(16,866)
Income from operations	35,097	28,503
Adjustments:
General and administrative	15,564	13,810
Depreciation and amortization	60,553	70,767
NOI	$111,214	$113,080
_________________

(1)
We evaluate performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions. All companies may not calculate NOI in the same manner. We consider NOI to be a useful performance measure to investors and management because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. We calculate NOI as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, transaction-related expenses and other non-operating items. We define NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI on a GAAP basis, adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. We believe that NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.